                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement.   [ ] Confidential, for Use of the Commission
                                       Only (as permitted by Rule 14a-6(e)(2)).
[ ] Definitive Proxy Statement.
[ ] Definitive Additional Materials.
[x] Soliciting Material Pursuant to Rule 14a-12.

                      Rawlings Sporting Goods Company, Inc.
                      -------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

        [x]  No fee required.
        [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

             1)  Title of each class of securities to which transaction applies:

             2)  Aggregate number of securities to which transaction applies:

             3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             4)  Proposed maximum aggregate value of transaction:

             5)  Total fee paid:

        [ ]  Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

             1)  Amount Previously Paid:

                 ---------------------------------------------------------------
             2)  Form, Schedule or Registration Statement No.:

                 ---------------------------------------------------------------
             3)  Filing Party:

                 ---------------------------------------------------------------
             4)  Date Filed:

                 ---------------------------------------------------------------

PRESS RELEASE

Contact: Steve O'Hara
         Chairman & CEO
         (636) 349-3500

         K2 AND RAWLINGS SIGN AGREEMENT TO MERGE

         Los Angeles, California - December 16, 2002 - K2 Inc. (NYSE:KTO) and Rawlings Sporting Goods Company, Inc. (NASDAQ NM: RAWL) jointly announced the signing of a definitive merger agreement in which Rawlings would become a wholly-owned subsidiary of K2 in a stock-for-stock merger. Based on the average closing price of K2 shares for the 15-trading days ending December 13, 2002, the value of the transaction is $84 million, plus assumed liabilities. The transaction, which is subject to shareholder approval by both companies, regulatory review and other customary conditions, is expected to be completed in the spring of 2003. K2 indicated that it expects the transaction to be accretive to its earnings in the first 12 months following completion of the merger and beyond.

         "Rawlings provides a premier platform for our entry into the $1.3 billion team sports equipment business and is America's leading baseball brand in a $440 million segment," said Richard Heckmann, K2's chairman and chief executive officer. "We believe a merged K2 and Rawlings will be able to take advantage of obvious synergies with combined distribution, manufacturing, marketing and administration across all of our products that will result in improved growth dynamics for both companies. The newly combined company will be the leader in baseball, fishing equipment, personal flotation devices, in-line skates and skis in the U.S. market, and No. 2 in snowboards. Furthermore, Rawlings has a strong management team that we welcome to the expanding K2 family."

         Heckmann added: "As we look to resources for future development, our combined companies' strong balance sheet presents attractive financing options. In addition, K2's recently announced $25 million convertible debenture transaction and our senior credit facility will allow us to invest in the growth of all of our brands."

         "This merger gives Rawlings and its shareholders multiple platforms for future growth and success," said Stephen O'Hara, Rawlings' chairman and chief executive officer. "K2 will be a powerful collection of brands, highly demanded by consumers, fostering a greater partnership with retailers, and having significantly increased manufacturing synergies."

         The merger is structured as a tax-free exchange of stock. Under terms of the agreement, each share of Rawlings common stock will be converted into
0.950 of a share of K2 common stock, subject to a collar mechanism. If the average closing price of K2 common stock for the 15-trading days ending two trading days prior to the closing date (the "Average Closing Price") exceeds $10.53 per share, the exchange ratio will be adjusted downward to an exchange ratio that will result in Rawlings stockholders receiving a number of shares of K2 common stock (based on the Average Closing Price of K2 common stock) having a value of $10 per share. If the

Average Closing Price of K2 common stock is less than $9.47 per share, the exchange ratio will be adjusted upward to an exchange ratio that will result in Rawlings stockholders receiving a number of shares of K2 common stock (based on the Average Closing Price of K2 common stock) having a value of $9 per share.

         The merger agreement provides that, in the event that the average closing price of K2 common stock over any 15 consecutive trading day period ending two calendar days prior to the closing date is less than $8 per share, then K2 can elect to terminate the merger agreement.

         At September 30, 2002, K2 had approximately 18.1 million shares of common stock outstanding, and Rawlings had approximately 8.1 million shares outstanding.

         Rawlings, a 120-year-old icon in sports equipment, reported sales of $173.7 million for its fiscal year ended August 31, 2002, and earnings of $3.3 million, or $0.41 per share. Nearly a century ago, Rawlings introduced a then-revolutionary baseball glove, and today more than half of Major League players use a Rawlings' glove. Rawlings is the official baseball of Major League Baseball, Minor League Baseball and the NCAA College World Series. The company also manufactures, markets and supplies bats, uniforms, basketballs and other sporting equipment for professional, collegiate and recreational use throughout the U.S. as well as in many countries around the world.

         K2 Inc. is a leading designer, manufacturer and marketer of brand-name sporting goods, recreational and industrial products. The company's sporting goods and recreational products include well-known names such as K2 and Olin alpine skis; K2, Ride and Morrow snowboards, boots and bindings; K2 inline skates; Stearns sports equipment; Shakespeare fishing tackle; K2 bikes; and Dana Design backpacks. K2's other recreational products include Planet Earth apparel, Adio skateboard shoes and Hilton corporate casuals. K2's industrial products include Shakespeare extruded monofilaments, marine antennas and composite light poles.

         K2 intends to file a registration statement, including a K2 prospectus, and other relevant documents concerning the merger with the U.S. Securities and Exchange Commission. The registration statement will also include the joint proxy statement of K2 and Rawlings soliciting the votes of their shareholders with respect to the transaction.

         K2 AND RAWLINGS URGE INVESTORS AND SHAREHOLDERS TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROSPECTUS AND THE JOINT PROXY STATEMENT INCLUDED IN THE REGISTRATION STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE COMMISSION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain free copies of these documents at the SEC's website at www.sec.gov. and upon oral or written request to John Rangel at K2 Inc., telephone number (323) 890-5830 or at jrangel@k2inc.net.

         SHAREHOLDERS OF RAWLINGS SPORTING GOODS COMPANY, INC. SHOULD READ THE RAWLINGS PROXY STATEMENT AND THE K2 PROSPECTUS TO BE INCLUDED IN THE REGISTRATION STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER

         This press release contains forward-looking statements that involve risks and uncertainties such as anticipated benefits and expected consequences of the proposed transaction. It is important to note that actual results could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such difference include but are not limited to, a general economic slowdown, lower retail sale rates for Rawlings' products, changes in Rawlings' financial position, a dramatic increase in the price of certain raw materials such as leather and changes in the competitive environment. Other risks and uncertainties are detailed from time to time in Rawlings' securities filings with the Securities and Exchange Commission, including Rawlings' report on Form 10-K filed for the year ended August 31, 2002. Any forward-looking statements speak only as of the date hereof and Rawlings disclaims any intent or obligation to update such statements.

         This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the companies' ability to complete the merger and successfully integrate the two companies, global economic conditions, product demand, financial market performance, and other risks described in the company's annual report on Form 10-K as filed with the Securities and Exchange Commission.

                                      # # #